EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT
                              --------------------


The Board of Directors
Unigene Laboratories, Inc.:

We consent to the use of our report incorporated herein by reference. Our report dated March 17, 2000, contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Short Hills, New Jersey
December 21, 2000